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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported): September 4, 1997




                              ROCKIES FUND, INC.
            (Exact name of registrant as specified in its charter)



NEVADA                             0-12444-D                   84-0928022
(State or other jurisdiction of  (Commission file number)   (IRS Employer
incorporation or organization)                            Indentification No.)





           4465 Northpark Drive, Colorado Springs, Colorado 80907
        (Address of principal executive offices)            (Zip Code)




       Registrant's telephone number, including area code: 719-590-4900



           _________________________________________________________
         (Former name or former address, if changed since last report)
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ITEM 2:  ACQUISITION OF ASSETS

     (a) On September 4, 1997, the Rockies Fund, Inc. ("Company"), closed upon the purchase of a commercial office building located in Colorado Springs, Colorado.

     The office building comprises approximately 9,500 square feet and is located at 3515 N. Chestnut Street, Colorado Springs, Colorado 80907.

     The purchase price for the building was $600,000, of which $100,000 was paid in cash at closing, with the balance of $500,00 obtained through a conventional loan from the State Bank and Trust of Colorado Springs ("State Bank Note). The State Bank Note is in the principal amount of $500,000 and is repayable, together with interest at an adjusted rate tied to the prime rate of interest quoted in the Wall Street Journal from time to time, in sixty (60) equal monthly installments. The initial rate of interest under the State Bank
Note is 9.75% per annum..

     The State Bank Note is secured by a First Deed of Trust against the property.

     The Company plans to make certain improvements to the building and to offer the space for lease. The Company plans to hold the property for investment purposes.

     The purchase of the office building permitted the Company to defer recognition of capital gains on the sale of its property owned on Northpark Drive which the Company sold earlier in the year.


ITEM 7:   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  Financial Statements

          Pursuant to Item 7(a)(4), the Registrant declares that it is impracticable to provide the required audited financial statements relative to the acquired business at the time of this Report. Such audited financial statements required by Item 7(a) shall be filed not later than sixty (60) days after the date this Current Report on Form 8-K was otherwise due.

     (b)  Pro Forma Financial Information

          Pursuant to Item 7(b) and Item 7(a)(4), the Registrant declares it is impracticable to provide the required pro forma financial information relative to the acquired business at the time of this Report. Such pro forma financial information required by Item 7(b) shall be filed not later than sixty (60) days after the date this Current Report on Form 8-K was otherwise due.

     (c)  Exhibits:

          Item  Title

          10.1  State Bank Promissory Note

          10.2  State Bank Deed of Trust
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ROCKIES FUND, INC.


Date: September        , 1997      By:

                                Stephen G. Calandrella, President